Anchor National Life Insurance Company
                           1 SunAmerica Center
                           Los Angeles, CA 90067-6022


--------------------------------------------------------------------------------
                      ENHANCED EQUITY ASSURANCE PLAN RIDER

This Rider adds a benefit to and becomes a part of the contract to which it is attached ("the contract"). All definitions, provisions and exceptions of the contract apply to this Rider unless changed by this Rider. In the case of any conflict between the provisions of the contract and this Rider, the provisions of this Rider will control.

While this Rider is in effect, the DEATH OF THE OWNER provision in the DEATH BENEFIT Section of the contract is amended to read as follows:

DEATH OF THE OWNER - If an Owner dies before the Annuity Date and there is a surviving Joint Owner, a Death Benefit is payable to the surviving Joint Owner. If an Owner dies prior to the Annuity Date and there is no surviving Joint Owner, a Death Benefit is payable to the Beneficiary. The value of the Death Benefit will be determined as of the date We receive proof of death in a form acceptable to Us. We will pay the death benefit equal to the greater of:

1.   the  Contract  Value,   less  any  Premium   Enhancement  paid  during  the
     twenty-four months prior to the date of death; or

2. the greatest Contract Value on any Contract Anniversary, less any Premium Enhancement paid during the twenty-four months prior to the date of death; plus any Premiums paid subsequent to the Contract Anniversary reduced proportionally by any surrenders subsequent to that Contract Anniversary in the same proportion that the Contract Value was reduced on the date of a surrender; or


3.   an amount equal to a) plus b) where:

     a) is equal to the total of all Premiums paid on or before the first Contract Anniversary following Your 85th birthday, adjusted for surrenders as described below and then accumulated at the compound interest rates shown below for the number of complete years, not to exceed 10, from the date of receipt of each Premium to the earlier of the date of death or the first Contract Anniversary following Your 85th birthday:

          i.) 0% per annum if death occurs during the 1st through 24th month from the date of Premium payment;

          ii.) 2% per annum if death occurs during the 25th through 48th month from the date of Premium payment;

          iii.) 4% per annum if death occurs during the 49th through 72nd month from the date of Premium payment;

          iv.) 6% per annum if death occurs during the 73rd through 96th month from the date of Premium payment;

          v.) 8% per annum if death occurs during the 97th through 120th month from the date of Premium payment;

          vi.) 10% per annum (for a maximum of 10 years) if death occurs more than 120 months from the date of Premium payment; and

     b) is equal to all Premiums paid after the first Contract Anniversary following Your 85th birthday, adjusted for surrenders as described below.

Adjustment for surrenders. In the determination of the death benefit, for each surrender a proportionate reduction will be made to each Premium paid prior to the surrender. The proportion is determined by dividing the amount of the Contract Value surrendered by the Contract Value immediately prior to each surrender.

The surviving Joint Owner or the designated Beneficiary may elect the death benefit to be paid as follows:


1. payment of the entire death benefit within 5 years of the date of the Owner's death; or


2. payment over the lifetime of the surviving Joint Owner or the designated Beneficiary with distribution beginning within 1 year of the date of death of the Owner (see Annuity Options section of this contract); or

3. if the surviving Joint Owner or the designated Beneficiary is Your spouse, he/she can continue the contract in his/her own name.


If no payment option is elected within 60 days of Our receipt of proof of the Owner's death, a single sum settlement will be made at the end of the sixty (60) day period following such receipt. Upon payment of the death benefit, this contract will end.

If the Owner is a person other than the Annuitant, and if the Owner's death occurs on or after the Annuity Date, no Death Benefit will be payable under this contract. Any guaranteed payments remaining unpaid will continue to be paid to the Annuitant pursuant to the Annuity Option in force at the date of the Owner's death.

If the Owner is not a person, We will treat the death of the Annuitant before the Annuity Date as the Death of the Owner.

This Rider will be in effect if:

1.   the Owner elected it on the Application; and

2.   the charge for this Rider is shown on the Contract Schedule.


Signed by the Company:


/s/ Christine Nixon                     /s/ Jay S. Wintrob
-------------------                    -------------------
   Secretary                              President